Exhibit 21

CRAWFORD UNITED

Subsidiaries of Registrant

COMPANY NAME	STATE OF INCORPORATION

Crawford AE LLC	Ohio

CAD Enterprises, Inc.	Arizona

Data Genomix LLC	Ohio

Federal Hose Manufacturing LLC	Ohio

Global-Tek Manufacturing LLC	Puerto Rico

Komtek Forge LLC	Massachusetts

Global-Tek Colorado*	Delaware

Marine Products International LLC	Ohio

Supreme Electronics Corp.**	Mississippi

The Friendly Patch Company LLC	Ohio

Waekon Corporation** Reverso Pumps LLC Separ America LLC Emergency Hydraulics LLC	Ohio Florida Florida Florida

*Formerly named MTA Acquisition Company LLC

**inactive